MEMORANDUM OF UNDERSTANDING
BETWEEN Gregory Butler, Anthony Rennert, & Martha Chang (CTO TEAM)
AND MOBILE GLOBAL ESPORTS INC (MOGO)

PARTIES This Memorandum of Understanding (MOU) is entered into by and between Gregory Butler, Anthony Rennert, & Martha Chang operating collectively (CTO TEAM) and Mobile Global Esports Inc. (MOGO).

PURPOSE The purpose of this MOU is to establish the terms and conditions under which parties will meet and function to support MOGO's Core Platform.

TERMS OF MOU This MOU is effective as of October 21, 2121, and supersedes and cancels any and all prior agreements or understanding by and between MOGO, and the CTO TEAM, and/ or their affiliates. MOU shall remain in full force and effect until written notice of termination is received from either party, or both parties enter into a new contractual agreement.

RESPONSIBILITIES OF PARTIES

1. The CTO team hereby undertakes to provide to MOGO the following consulting services :
   a. The CTO Team has specialist capabilities in video and compression technology, and will use its skills to consult with MOGO and advise on developing, establishing, operating, commercializing, marketing, promoting, and expanding MOGO's esports business, including, but not by way of limitation, MOGO's commercialization of esports Tournaments, esport sponsorships, esport advertising revenues, esport merchandise revenues, esports broadcast revenues, esports video revenues, esports game development and marketing and distribution revenues, and all other manner of revenue streams developed from or associated with esports.
   b. The CTO Team provided will consulting services with respect to the delivery, operation and promotion of a MOGO's core platform.
   c. The tasks and services to be accomplished under the direction of the CTO Team shall include, but not by way of limitation, advise on specific design of product and services offerings and features, budgets, timelines, real time assessment of the marketplace, competition, tech and user trends etc. and direction on customer and habits across social, gaming and media, as well as methods, strategies and approaches to capture and retain customers and users and new emerging trends in marketing and closing new customers and users.

   d. The CTO team will give direction to MOGO on preferred technology architecture. best equipment and technology to be acquired or licensed and employed, and identification of and design of products and services selected by MOGO for commercialization.

2. In consideration for the CTO TEAM's rendering of the above services over the term of this Agreement, MOGO agrees to grant 1,000,000 Common Stock Warrants exercisable

at $1.00 per Share to CTO TEAM, to be divided equally among the individual members of the CTO TEAM, or in such manner as they shall direct in writing to MOGO

a. The first 250,000 Warrants shall be issued as soon as practical for 2021 and be declared vested immediately.

b. The balance of 750,000 Warrants will be issued and vested quarterly over three years at the rate of 62,500 Warrants to the CTO TEAM at the end of each calendar quarter, beginning on the quarter ending March 31, 2022, contingent on the following. With regard to vesting of said 750,000 Warrants, objectives and performance milestones for the CTO TEAM for the quarter shall be proposed by MOGO, and discussed and agreed to at the beginning of each calendar quarter by the parties. Vesting of each block of 62,500 Warrants shall be determined as of the end of each calendar quarter by the Board of Directors of MOGO based upon performance of the CTO TEAM for the quarter. Any Warrants not declared vested by the Board of Directors of MOGO on their designated vesting date shall automatically expire and be of no further force or legal affect.

c. The Board of MOGO may accelerate vesting based on performance.

d. All Warrants once vested, shall expire if not exercised on or before December 15, 2026.

e. All Warrants, and certificates for shares issued upon Warrant exercise, shall bear a standard private placement legend.

3. CTO TEAM shall also be eligible to receive bonuses on business development deals they are instrumental in and/or originate on behalf of MOGO, detailed in a separate mutually agreed upon agreement(s) or determined by the Board of Directors from time to time.
4. MOGO and CTO TEAM shall establish and agree upon a Compensation Package to be paid or accrued and intends to reevaluate such package upon the completion of a successful IPO.
5. A proper title shall be mutually agreed upon for CTO TEAM, along the lines of 'Managing Directors of Technology'. CTO TEAM images and bios may be presented on the website and appear in various private and public offering documents, building value and increasing the credibility of the MOGO. All proposed uses by MOGO of CTO TEAM name, image and/or bios must be agreed to in advance, and no use will be unreasonably withheld.
6. CTO TEAM shall be an Independent Contractor with MOGO, and MOGO acknowledges that CTO will not be working with MOGO exclusively.
7. CTO TEAM agrees to not engage in a similar role in the eSports vertical in the South East Asian Region while engaged by MOGO without written permission from MOGO. 'Vertical' refers to all MOGO activities directly or significantly related to MOGO's promotion and commercialization of esports and esports revenues across all revenue streams now existing or evolving in the future.
8. Any technology that is mutually agreed in writing to be proprietary to MOGO's core platform initiated by the CTO TEAM shall be the property of MOGO.
9. Either party may end the relationship created by the MOU as of the end of any calendar quarter with 30 days written notice. Upon the date of termination of the MOU, 30 days after written notice, all vesting of any outstanding unvested warrants shall cease. All warrants not vested by the date of termination, shall be deemed to have automatically

expired and be of no further force or affect. Vested Warrants may be exercised for 30 days after date of termination and if not exercised shall automatically expire.

10. Unless otherwise expressly agreed in writing by the Parties, this Agreement shall automatically terminate upon the termination of the ARTEMIS MOGO MOU.

<u>GENERAL PROVISIONS</u> Either party may request changes to this MOU. Any changes, modifications, revisions, or amendments to this MOU which are mutually agreed upon by and between the parties to this MOU shall be presented in writing, and effective when executed and signed by all parties to this MOU.

<u>GOVERNING LAW/FORUM</u> This Agreement shall be governed and interpreted by the laws of the State of California. Los Angeles County, California shall be the appropriate venue and jurisdiction for the resolution of any disputes hereunder. Both parties hereby consent to such personal and exclusive jurisdiction.

<u>SIGNATURE AND DATE</u> The parties hereby agree to the terms and conditions set forth in this MOU and such is demonstrated throughout by their signatures below:

THE CTO TEAM

By: Signature: ______________________________ Date: 12/13/2021

Gregory Butler

By: Signature: ______________________________ Date: 12/13/2021

Anthony Rennert

By: Signature: Martha Chang ______________________________ Date: 12/13/2021

Martha Chang

MOBILE GLOBAL ESPORTS INC.

By: Signature: ______________________________ Date: ________

David Pross, CEO - Mobile Global Esports Inc.